EXHIBIT 99.1

PRESS RELEASE

  The Brink’s Company
                          1801 Bayberry Court
                          P.O. Box 18100
                          Richmond, VA 23226-8100 USA
                                                                                                                                       Tel. 804.289.9600
                          Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS SECOND-QUARTER EARNINGS
Lower Results from International Operations Offset Improvement in North America
Company Plans Voluntary Contribution of $150 Million in Cash and Stock to Improve Pension Funding

RICHMOND, Va., July 30, 2009 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, reported second-quarter earnings from continuing operations of $16 million or 34 cents per share versus $31 million or 66 cents per share in the second quarter of 2008.  The company also announced its intent to contribute $150 million in cash and stock to its U.S. pension fund.
Second-quarter results are summarized in the following table:
	Three Months Ended		Six Months Ended
	June 30,		Percent	June 30,		Percent
(In millions, except per share amounts)	2009	2008	Change	2009	2008	Change

Revenues	$752	798	(6%)	1,484	1,591	(7%)
Segment operating profit	28	53	(46%)	82	135	(39%)
Operating profit	27	43	(38%)	68	109	(37%)
Income from continuing operations	16	31	(48%)	38	64	(40%)
Net income	20	49	(58%)	43	99	(56%)
Diluted earnings per share:
Continuing operations	$0.34	0.66	(48%)	0.82	1.36	(40%)
Net income	0.44	1.05	(58%)	0.93	2.12	(56%)
For additional details, see financial information on pages 11-17.  Amounts reported in this release are attributable to The Brink’s Company and exclude earnings related to noncontrolling ownership interests in consolidated subsidiaries.

Michael T. Dan, chairman, president and chief executive officer, said: “Second-quarter operating results reflect persistent economic weakness throughout our global markets, higher foreign currency transaction costs and higher pension expenses.  We expect second-half results to improve from current levels, though our outlook is tempered by economic uncertainty, particularly in Europe.

As a result, our full-year organic revenue growth rate is now expected to be in the low- to- middle single-digit percentage range with a segment operating margin between 7% and 7.5%.
“While this is a very difficult environment for Brink’s and our customers, we remain confident about the future.  We are highly disciplined and focused on those things that we can control including internal cost reductions, safety and security, and customer service.  We will continue to aggressively execute on our core strategy, which is aimed at growing cash logistics and other high-margin services in current markets while penetrating new geographies with high growth potential.   Recent examples include first-quarter acquisitions in Brazil and Russia, and expanding efforts in Turkey and Canada.   We are exploring additional acquisitions and have new efforts underway to increase our presence in high-growth markets.  Finally, the recent growth of our CompuSafe® service demonstrates our commitment to developing high-value products and services.  Brink’s is the world’s premier provider of secure transportation and cash management services.  I am confident that we will execute on these opportunities and emerge as an even stronger leader in the markets we serve.”

Second-Quarter 2009 Versus 2008
Income from continuing operations was $16 million versus $31 million in 2008.  The decline was due primarily to lower profits from international cash-in-transit operations, continued weakness in diamond and jewelry markets, higher retirement plan expenses, higher foreign currency transaction costs and a higher effective income tax rate, which more than offset higher profits in North America, lower corporate expense and gains related to coal asset sales.  The increase in foreign currency transaction costs is related to the purchase of U.S. dollars by the company’s subsidiary in Venezuela.  Year-over-year comparisons were also affected by the inclusion in 2008 results of income from the currency conversion project in Latin America.
Revenue declined 6% to $752 million.  Unfavorable currency exchange rates due to a stronger U.S. dollar reduced revenue by 10% or $83 million.  On a constant currency basis, revenue increased 5% or $37 million.  Organic revenue growth, which excludes currency impact and acquisitions, was 2% due primarily to higher average selling prices (including the effects of inflation in several Latin American countries).  Last year’s results include $12 million of high-margin revenue related to the currency conversion project in Latin America.   Excluding this revenue, the organic revenue growth rate for the quarter was 4% (see Organic Revenue Growth table on page 13).
Segment operating profit was $28 million, down from $53 million last year due to lower volume in international operations, the inclusion of high-margin currency conversion income in last year’s results, and higher foreign currency transaction costs, partially offset by increased profits in North

America and company-wide cost reductions.  The segment operating profit margin was 3.8% versus 6.6% in the year-ago quarter.
Total operating profit (segment operating profit less former operations expense and corporate costs) was $27 million compared to $43 million last year.
On a year-to-date basis, the organic revenue growth rate was 2% (5% excluding revenues from last year’s currency conversion project).  The segment operating margin for the year-to-date period was 5.5%.

International Operations
Second-Quarter 2009 versus 2008

Second-quarter revenue from international operations was $530 million, down 6% from $563 million in 2008 due mainly to unfavorable foreign exchange rates.  On a constant currency basis, international revenue was up 8%.
Segment operating profit from international operations was $15 million versus $42 million in 2008, yielding an operating margin of 2.9% versus 7.4% in 2008.  The decline in year-over-year performance was driven by lower profits in Europe, an increase of $6 million in foreign currency transaction costs in Venezuela, and the inclusion in last year’s results of $12 million in high-margin revenue from the currency conversion project in Venezuela.
EMEA (Europe, Middle East, Africa):  Second-quarter revenue was $306 million, down 13% (up 2% on a constant currency basis).  Operating profit declined versus the year-ago quarter due to lower margins in most European countries, reflecting widespread economic weakness, continued pressure on pricing and service frequency, and continued weakness in diamond and jewelry markets.  Results also reflect the loss of a contract in the company’s guarding operations and a charge of $4 million related to accounting corrections.
Latin America:  Second-quarter revenue was $210 million, up 8% (up 20% on a constant currency basis) due primarily to higher average selling prices and the inclusion of $16 million of revenue from an acquisition in Brazil that closed earlier this year.  Year-over-year operating profit declined due primarily to the inclusion in last year’s results of income from the currency conversion project in Venezuela and higher foreign currency transaction costs in this year’s results.
Asia-Pacific:  Second-quarter revenue was $15 million, down 16% versus 2008 (down 10% on a constant currency basis).  Operating profit declined due primarily to lower diamond and jewelry volume, partially offset by higher commodity shipments.

North American Operations
Second-Quarter 2009 versus 2008

Second-quarter revenue in North America was $222 million, down 5% (down 3% on a constant currency basis), as higher average selling prices were offset by lower volume.
Segment operating profit rose 19% to $13 million due primarily to higher selling prices, lower fuel expenses, lower legal settlement expenses and the reversal of long-term incentive accruals.  These improvements more than offset the effect of lower volume in cash-in-transit operations, continued weakness in the diamond and jewelry segment of Global Services, and higher retiree expenses.    The operating margin for the quarter was 5.9%, up from 4.6% in last year’s second quarter.

Capital Expenditures
Capital expenditures during the quarter totaled $45 million.  Full-year capital spending in 2009 is expected to be approximately $185 million.  Second-quarter depreciation and amortization was $33 million.  Full-year depreciation and amortization is expected to be approximately $135 million.

Corporate Expense
Total corporate expense in the second quarter of 2009 was $2 million, down from $10 million in the 2008 quarter.  The decline reflects a $4 million reduction in general and administrative expenses and a $2 million increase in royalty income.  Full-year corporate expense is expected to be approximately $27 million, down from $55 million in 2008.

Former Operations
Former operations generated income of $700,000 due primarily to a $5 million gain on the sale of coal assets, which was partially offset by a $4 million increase in expenses related to U.S retirement plans.  In last year’s second quarter, former operations generated a loss of $200,000.
Expenses from former operations include U.S. pension and retiree medical costs related to the company’s former coal operations.  These costs are included in results from continuing operations.

Pension Contribution
Brink’s announced its intent to make a voluntary contribution of $150 million to improve the funded status of its U.S. pension plan by September 15, 2009.  The $150 million contribution is expected to be comprised of approximately $90 million of cash with the balance consisting of new shares of Brink’s common stock.  Using a combination of cash and stock will provide the company with greater financial flexibility when considering future investment opportunities.  The final allocation of cash and stock will be determined at the time of the planned contribution.
By making the contribution on or before September 15, Brink’s expects to generate approximately $30 million in cash flow in 2009 from tax benefits related to the contribution.  The net effect of the contribution, including the impact of issuing new shares and borrowing costs, is expected to be slightly accretive to earnings per share in 2009 and 2010.  Based on current actuarial assumptions, the contribution also is expected to reduce required contributions to the U.S. pension plan in 2010 and 2011 by approximately $94 million, thereby enhancing the company’s flexibility with respect to future growth opportunities.
At December 31, 2008, the U.S. pension plan was underfunded by $308 million.  According to an expected remeasurement of plan assets and obligations as of July 1, 2009, the underfunding will be reduced by approximately $200 million after the $150 million contribution.
After the contribution, pretax earnings in 2009 will improve by approximately $4 million versus a prior estimated credit of $2 million.  This $4 million improvement will be recognized in earnings for the second half of 2009 and will be partially offset by increased borrowing costs and earnings per share dilution from the issuance of new shares.
For more information, see “Questions and Answers Regarding the Voluntary Contribution to the U.S. Pension Plan” on pages 7 - 9.

Taxes
The effective income tax rate in the second quarter of 2009 was 25.5% versus the year-ago rate of 10.1%.  Last year’s lower rate was attributable to the release of valuation allowances in non-U.S. jurisdictions.  The effective tax rate for the full-year is expected to be between 23% and 26%.

Discontinued Operations
Income from discontinued operations was $4 million or 9 cents per share versus $18 million or 39 cents per share in the second quarter of 2008.  This year’s second-quarter results include a pretax gain of $20 million related to Federal Black Lung Excise Tax (“FBLET”) refunds, partially offset by a pretax charge of $13 million related to litigation at a former subsidiary.  Second-quarter 2008 results from discontinued operations include operating results from Brink’s Home Security Holdings, Inc., which was spun off as an independent publicly traded company on October 31, 2008.

Noncontrolling Interests
Net income attributable to noncontrolling interests (minority shareholders in subsidiaries) was $3 million, down from $8 million in the year-ago quarter due mainly to the profit decline in Latin America.

Net Income
Second-quarter net income attributable to The Brink’s Company common shareholders, which includes results from continuing and discontinued operations, was $20 million or 44 cents per share versus $49 million or $1.05 per share in 2008.

Conference Call
    The company will host a conference call today, July 30, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through August 14, 2009, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international).  The conference account number is 286 and the conference ID for the replay is 327939.  A webcast replay will also be available at www.brinkscompany.com.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Questions and Answers Regarding the Voluntary Contribution to the U.S. Pension Plan

1.	Why does Brink’s intend to make this voluntary contribution?
To proactively address our plan funding obligation in a manner that is tax-efficient and maintains our financial flexibility to invest in the future growth of the company.

2.   How will it be funded?
We intend to make a voluntary contribution of $150 million by September 15, 2009.  The $150 million is expected initially to be comprised of approximately $90 million of cash that will be financed with approximately $60 million of borrowings and approximately $30 million of tax refunds related to the contribution.  The balance will be comprised of Brink’s common stock.  The final allocation of cash and stock will be determined at the time of the planned contribution.

3.   Why is it being funded with company stock?
Using company stock for a portion of the contribution will improve cash flow and our debt-to-capital ratio versus funding the entire contribution with cash, thereby maintaining our financial flexibility to invest in future growth.

4.   Why is it important to make the contribution by September 15?
Making the contribution by September 15 enables us to take advantage of tax benefits that we expect will generate approximately $30 million in cash flow in 2009.  Specifically, the planned contribution can be used to offset divestiture-related gains from 2006.  The opportunity to take advantage of this tax benefit expires September 15, 2009, which is the filing deadline for our 2008 tax return.

5.   What impact is the contribution expected to have on earnings?
The overall effect of the planned contribution is expected to be accretive to earnings by 2 cents per share in 2009 and 4 cents per share in 2010.  The pension accounting impact is expected to be accretive to earnings, but will be partially offset by incremental borrowing costs and the dilutive effect of issuing new shares.  See Question #6.

6.   What will be the company’s pension fund expense following the contribution?
After the planned contribution, pretax earnings in 2009 will improve by approximately $4 million versus a prior estimated credit of $2 million.  This $4 million improvement will be recognized in earnings for the second half of 2009, and will be partially offset by increased borrowing costs and earnings per share dilution from the issuance of new shares.

7.   How will the contribution affect the funded status of the plan?
After the planned contribution of $150 million and an expected remeasurement of the obligations at a discount rate of 6.8% (versus a rate of 6.2% at December 31, 2008), the plan’s underfunding is projected to be improved by almost $200 million, from a $308 million deficit at December 31, 2008, to a pro forma deficit of $109 million at July 1, 2009.

8.   Will the plan be fully funded if the contribution is made?
After the planned contribution, the plan’s obligations are expected to be approximately 85% funded.

9.   Why not fully fund the pension?
We feel this is the optimal approach at this time.  We can make additional voluntary contributions in the future.

10.   Are the shares being contributed coming from treasury?  Are these new shares?
The new shares are authorized but unissued.  Brink’s is a Virginia corporation, and there is no treasury stock under Virginia law.

11.	After the planned contribution, what is the impact on projected contributions going forward?
The contribution, in combination with the updated remeasurement assumptions, is expected to reduce required contributions in 2010 and 2011 by a total of approximately $94 million.

12.	Does Brink’s anticipate making another contribution this year? Under what circumstances would the company make another contribution?
The planned contribution is not required.  It is voluntary.  Future voluntary contributions depend on a variety of factors including the performance of plan assets, related funding levels and other variables.

13.   What are required contributions and expenses in the future?
See our June 30 Form 10-Q for details regarding future projections of contributions and expenses.

14.   What is the new measurement date?
The plan is expected to be remeasured as of July 1, and is required to be measured again on December 31, 2009.

15.	Has the company previously contributed Brink’s stock as a means to add value to the pension fund?
No.

16.	Has an independent fiduciary been appointed to make investment decisions with respect to the contributed shares? If so, who is it?
We will disclose the identity of the independent fiduciary, along with other details, at the time of the contribution.  The fiduciary will make all investment decisions with respect to the contributed shares.

Forward-Looking Statements

This release contains both historical and forward-looking information.   Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  Forward-looking information in this release includes, but is not limited to, future revenue growth and earnings for The Brink’s Company, including organic revenue growth and segment operating profit margin in 2009, 2009 second-half results, the impact of the current global economic crisis on overall results as well as results in each of Europe, Latin America and North America, the growth of cash logistics and other high-margin services, acquisitions and other growth opportunities, expected capital expenditures for 2009, full-year depreciation and amortization and corporate expense, the anticipated voluntary contribution to the U.S. pension plan and its projected effect on the company and the plan, and the anticipated annual effective tax rate for 2009.  The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to the impact of the global economic slowdown on our business opportunities, the risk that the intended contribution to the U.S. pension plan is not completed, is completed on terms other than those currently expected or does not have the anticipated effects on the company’s or the plan’s financial condition, access to the capital and credit markets, the recent market volatility and its impact on the demand for our services, the implementation of investments in technology and value-added services and cost reduction efforts and their impact on revenue and profit growth, the ability to identify and execute further cost and operational improvements and efficiencies in our core businesses, the willingness of our customers to absorb fuel surcharges and other future price increases, the actions of competitors, our ability to identify strategic opportunities and integrate them successfully, acquisitions and dispositions made in the future, our ability to integrate recent acquisitions, regulatory and labor issues and higher security threats, the impact of turnaround actions responding to current conditions in Europe, the return to profitability of operations in jurisdictions where we have recorded valuation adjustments, the input of governmental authorities regarding the non-payment of customs duties and value-added tax, the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates, the potential for a devaluation of the bolivar fuerte, the absence of the currency conversion project in Venezuela, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, our ability to obtain appropriate insurance coverage, positions taken by insurers with respect to claims made and the financial condition of insurers, safety and security performance, our loss experience, changes in insurance costs, risks customarily associated with operating in foreign countries including changing labor and economic conditions, currency devaluations, safety and security issues, political instability, restrictions on repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive government actions, costs associated with the purchase and implementation of cash processing and security equipment, changes in the scope or method of remediation or monitoring of our former coal operations, the timing of the pass-through of certain costs to third parties and the timing of approvals by governmental authorities relating to the disposal of the coal assets, changes to estimated liabilities and assets in actuarial assumptions due to payments made, investment returns, annual actuarial revaluations, and periodic revaluations of reclamation liabilities, the funding requirements, accounting treatment, investment performance and costs and expenses of our pension plans, the VEBA and other employee benefits, whether the Company’s assets or the VEBA’s assets are used to pay benefits, black lung claims incidence, the number of dependents of mine workers for whom benefits are provided, mandatory or voluntary pension plan contributions, the nature of our hedging relationships, the strength of the U.S. dollar relative to foreign currencies, foreign currency exchange rates, changes in estimates and assumptions underlying our critical accounting policies, seasonality, pricing and other competitive industry factors, and fuel prices.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2008 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.  The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

The Brink’s Company
and subsidiaries

Condensed Consolidated Statements of Income
 (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2009	2008	2009	2008

Revenues	$751.9	797.8	1,484.4	1,590.6

Cost and expenses:
Cost of revenues	620.5	644.9	1,211.6	1,261.8
Selling, general and administrative expenses	102.6	110.5	206.9	219.2
Total costs and expenses	723.1	755.4	1,418.5	1,481.0
Other operating income (expense)	(2.1)	0.4	2.5	(0.3)

Operating profit	26.7	42.8	68.4	109.3

Interest expense	(2.8)	(3.3)	(5.5)	(5.8)
Interest and other income	2.0	3.0	6.0	5.1
Income from continuing operations before tax	25.9	42.5	68.9	108.6
Provision for income taxes	6.6	4.3	17.1	22.6

Income from continuing operations	19.3	38.2	51.8	86.0

Income from discontinued operations	4.3	18.0	5.1	35.2
Net income	23.6	56.2	56.9	121.2
Less net income attributable to noncontrolling interests	(3.3)	(7.5)	(13.6)	(22.4)

Net income attributable to Brink’s	$20.3	48.7	43.3	98.8

Amounts attributable to Brink’s:
Income from continuing operations	$16.0	30.7	38.2	63.6
Income from discontinued operations	4.3	18.0	5.1	35.2

Net income attributable to Brink’s	$20.3	48.7	43.3	98.8

Earnings per share attributable to Brink’s common shareholders (a):
Basic:
Continuing operations	$0.35	0.66	0.82	1.38
Discontinued operations	0.09	0.39	0.11	0.76
Net income	0.44	1.06	0.93	2.14

Diluted:
Continuing operations	$0.34	0.66	0.82	1.36
Discontinued operations	0.09	0.39	0.11	0.75
Net income	0.44	1.05	0.93	2.12
(a) Earnings per share may not add due to rounding.

Weighted-average shares:
Basic	46.4	46.0	46.3	46.2
Diluted	46.6	46.5	46.6	46.7

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information
(Unaudited)

Segment Information
	Three Months Ended				Percentage
	June 30,				Change
(In millions)	2008	Constant-Currency Change	Currency Change	2009	As Reported	Constant-Currency

Revenues:
International	$563.1	43.5	(76.6)	530.0	(5.9%)	7.7%
North America	234.7	(6.6)	(6.2)	221.9	(5.4%)	(2.8%)
Revenues	$797.8	36.9	(82.8)	751.9	(5.8%)	4.6%

Operating profit:
International	$41.7	(24.6)	(1.7)	15.4	(63.1%)	(59.0%)
North America	10.9	2.4	(0.3)	13.0	19.3%	22.0%
Segment operating profit	52.6	(22.2)	(2.0)	28.4	(46.0%)	(42.2%)
Corporate expense	(9.6)	7.2	-	(2.4)	(75.0%)	(75.0%)
Former operations income (expense)	(0.2)	0.9	-	0.7	NM	NM
Operating profit	$42.8	(14.1)	(2.0)	26.7	(37.6%)	(32.9%)

Segment operating margin:
International	7.4%			2.9%
North America	4.6%			5.9%
Segment operating margin	6.6%			3.8%

	Six Months Ended				Percentage
	June 30,				Change
(In millions)	2008	Constant-Currency Change	Currency Change	2009	As Reported	Constant-Currency

Revenues:
International	$1,125.6	72.5	(156.5)	1,041.6	(7.5%)	6.4%
North America	465.0	(7.4)	(14.8)	442.8	(4.8%)	(1.6%)
Revenues	$1,590.6	65.1	(171.3)	1,484.4	(6.7%)	4.1%

Operating profit:
International	$110.3	(50.5)	(5.0)	54.8	(50.3%)	(45.8%)
North America	24.3	4.0	(0.8)	27.5	13.2%	16.5%
Segment operating profit	134.6	(46.5)	(5.8)	82.3	(38.9%)	(34.5%)
Corporate expense	(24.5)	17.7	-	(6.8)	(72.2%)	(72.2%)
Former operations income (expense)	(0.8)	(6.3)	-	(7.1)	200 +	200 +
Operating profit	$109.3	(35.1)	(5.8)	68.4	(37.4%)	(32.1%)

Segment operating margin:
International	9.8%			5.3%
North America	5.2%			6.2%
Segment operating margin	8.5%			5.5%

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

ORGANIC REVENUE GROWTH

	Three Months Ended	% change	Six Months Ended	% change
(In millions)	June 30,	from prior period	June 30,	From prior period

2007 revenues	$659.3		1,285.1
Effects on revenue of:
Organic revenue growth (a)	66.4	10%	162.3	13%
Acquisitions and dispositions	6.4	1%	14.1	1%
Changes in currency exchange rates	65.7	10%	129.1	10%
2008 revenues	797.8	21%	1,590.6	24%
Effects on revenue of:
Organic revenue growth (a)	16.7	2%	26.3	2%
Acquisitions and dispositions	20.2	3%	38.8	2%
Changes in currency exchange rates	(82.8)	(10%)	(171.3)	(11%)

2009 revenues	$751.9	(6%)	1,484.4	(7%)

(a)  Organic revenue growth excluding the currency conversion project was 8% for the three months and 9% for the six months of 2008, as well as 4% for the three months and 5% for the six months of 2009.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

CORPORATE EXPENSE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2009	2008	2009	2008

General and administrative	$5.7	9.6	14.6	19.9
Royalty income:
Brand licensing fees from BHS	(1.7)	-	(3.3)	-
Other	(0.7)	(0.3)	(1.0)	(0.6)
Gain on sale of real estate	-	-	(2.7)	-
Currency exchange transaction (gains) losses	(0.9)	0.3	(0.8)	0.4
Strategic reviews and proxy matters	-	-	-	4.8
Corporate expense	$2.4	9.6	6.8	24.5

FORMER OPERATIONS (INCOME) EXPENSE

	Three Months Ended		Six Months Ended
(In millions)	June 30,		June 30,
	2009	2008	2009	2008

Retirement plans:
Primary U.S. retirement plans	$4.2	(1.6)	10.5	(3.2)
Black lung and other plans	(0.6)	0.8	0.2	1.9
Administrative, legal and other	0.9	1.0	2.0	2.2
Gain on sale of coal assets	(5.2)	-	(5.6)	(0.1)
Former operations (income) expense (a)	$(0.7)	0.2	7.1	0.8
(a) Included in continuing operations

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

EXPENSE (INCOME) RELATED TO PRIMARY U.S. RETIREMENT PLANS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2009	2008	% Change	2009	2008	% Change

Primary U.S. pension plan	$(0.3)	(3.2)	(91%)	(0.8)	(6.6)	(88%)
UMWA plans	4.4	0.1	200+	11.0	0.4	200+
Total (a)	$4.1	(3.1)	NM	10.2	(6.2)	NM

Included in:
Segment operating profit – North America	$(0.1)	(1.2)	(92%)	(0.3)	(2.5)	(88%)
Corporate expense	-	(0.1)	(100%)	-	(0.2)	(100%)
Former operations (income) expense	4.2	(1.6)	NM	10.5	(3.2)	NM
Discontinued operations	-	(0.2)	(100%)	-	(0.3)	(100%)
Total	$4.1	(3.1)	NM	10.2	(6.2)	NM
(a)
As reported in our 2008 annual report on Form 10-K, expense related to our primary U.S. retirement plans increased in 2009 primarily as a result of a decline during 2008 in the market value of investments held by the plans.

Projected Expense (Credit) and Estimated Contributions related to the Primary U.S. Pension Plan

(In millions)
Years Ending December 31,	2009	2010	2011	2012	2013	2014 - 2016	Total
Projected net pension expense (credit):
Segment operating profit -
North America	$(2.2)	(2.9)	0.6	3.9	6.4	(a)	(a)
Corporate expense	(0.1)	(0.2)	-	0.2	0.3	(a)	(a)
Former operations (income) expense	(3.4)	(4.5)	1.0	6.0	9.7	(a)	(a)
Total projected net pension expense (credit) (b)	$(5.7)	(7.6)	1.6	10.1	16.4	(a)	(a)
Estimated contributions (c)	$150.0	-	16.1	49.4	37.7	79.6	332.8
(a)	Not presented
(b)	Previous estimates as included in our Form 10-K as of December 31, 2008, were $(2.0) million in 2009, $9.5 million in 2010, $15.9 million in 2011, $21.1 million in 2012 and $23.6 million in 2013
(c)	Contributions after 2009 are estimated required minimum contributions

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

INCOME FROM DISCONTINUED OPERATIONS

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions)	2009	2008	2009	2008
BHS:
Income from operations before tax (a)	$-	35.2	-	66.9
Expense associated with the spin-off	-	(3.4)	-	(4.3)
Adjustments to contingencies of former operations:
Gain from FBLET refunds	19.7	-	19.7	-
BAX Global indemnification	(12.5)	-	(12.5)	-
Other	(1.3)	0.3	(0.2)	3.2
Income from discontinued operations before income taxes	5.9	32.1	7.0	65.8
Provision for income taxes	1.6	14.1	1.9	30.6
Income from discontinued operations	$4.3	18.0	5.1	35.2
(a)	BHS operations were spun off on October 31, 2008. Revenues of the operations were $133.9 million for the second quarter of 2008 and $261.7 million for the first half of 2008.

SELECTED CASH FLOW INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2009	2008	2009	2008

Depreciation and amortization:
International	$23.7	23.4	45.8	45.5
North America	9.1	7.9	17.7	15.6
Depreciation and amortization	$32.8	31.3	63.5	61.1

Capital expenditures:
International	$26.5	29.3	41.2	51.8
North America	18.5	9.6	33.3	18.6
Capital expenditures	$45.0	38.9	74.5	70.4

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATION
 (Unaudited)

Net Debt (Cash) reconciled to amounts reported under U.S. Generally Accepted Accounting Principles

	June 30,	December 31,
(In millions)	2009	2008

Short-term debt	$7.1	7.2
Long-term debt	185.3	181.4
Debt	192.4	188.6
Less cash and cash equivalents	(178.2)	(250.9)
Net Debt (Cash)	$14.2	(62.3)

We use Net Debt (Cash) as a measure of our financial leverage.  We believe that investors also may find Net Debt (Cash) to be helpful in evaluating our financial leverage.  This supplemental non-GAAP information should be reviewed in conjunction with the consolidated balance sheets in our quarterly report on Form 10-Q for the period ended June 30, 2009.  We expect our Net Debt (Cash) to increase as a result of expected borrowings related to our intention to contribute cash to our primary U.S. pension plan.

# # #